UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2008

ALMOST FAMILY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices)

(502) 891-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in response to Item 2.01 is incorporated by reference herein.

In connection with the execution of the asset purchase agreements described in Item 2.01, on March 24, 2008, Almost Family, Inc. ( the “Registrant”) entered into an Asset Purchase Agreement (the “Agreement”) among (i) Caretenders Mobile Medical Services, LLC, (ii) the Registrant, (iii) Apex House Call Doctors, LLC, (the "Seller"), and (iv) Nancy Ralston, James Spriggs, III, Lorrie Snyder, Robert G. Young, Joann Sorensen and James Spriggs, Jr. The Agreement relates to the proposed acquisition of the assets of the visiting physician service owned by the Seller in northeast Florida.

The Agreement calls for an initial purchase price of $250,000, which amount will be paid in a promissory note guaranteed by the Registrant upon the closing of the transaction. The $250,000 will be increased or decreased, as applicable, to account for Seller’s paid-days-off liability and any proration of expense items relating to the business.

Consummation of the transaction is subject to usual and customary closing conditions, including absence of any legal prohibition on consummation of the transaction, obtaining required governmental and third-party consents, the material accuracy of the representations and warranties and material performance of all covenants and the delivery of customary legal opinions. The Agreement contains certain termination rights for the Registrant and the other parties. The parties to this Agreement expect the transaction to close on the first business day after approval of the change in control of the Health Care Clinic license by the Health Care Administration of the State of Florida. The Agreement and the transactions contemplated therein may be terminated if a closing does not occur on or before June 15, 2008.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 26, 2008, the Registrant completed the acquisition of the assets of all the home health agencies owned by Apex Home Healthcare Services, L.L.C. (“Apex Home Healthcare”), the assets of the healthcare rehabilitation business owned by Apex Health and Rehab Center L.L.C., and the assets of the healthcare staffing business owned by Apex Healthcare Solutions, L.L.C. pursuant to (A) an Asset Purchase Agreement dated as of March 24, 2008 among (i) Caretenders of Jacksonville, LLC, (ii) the Registrant, (iii) Apex Home Healthcare and Apex Health and Rehab Center L.L.C., and (iv) Nancy Ralston, James Spriggs, III, Robert G. Young, Lorrie Snyder, Joann Sorensen and James Spriggs, Jr., and (B) an Asset Purchase Agreement dated as of March 24, 2008 among (i) Caretenders Visiting Services of St. Augustine, LLC, (ii) the Registrant, (iii) Apex Healthcare Solutions, L.L.C., and (iv) Nancy Ralston, James Spriggs, III, Lorrie Snyder and David Bathalter. The operations are located in Jacksonville, Florida and Ormond, Florida.

These Agreements provided for an aggregate initial purchase price of $15.85 million, consisting of $12.1 million in cash, a $2.75 million promissory note and $1 million in value of Registrant common stock, i.e., 47,619 shares. The per share value of the common stock issued was based on the average closing price of the Registrant’s common stock as reported on Nasdaq for the 20 trading days immediately before the closing date of March 26, 2008. The cash portion of the transaction paid at closing was funded from borrowings available on the Registrant’s existing senior credit facility with JPMorgan Chase Bank, N.A.

The common stock is “restricted stock” as defined in Rule 144 under the Securities Act of 1933, as amended, (the “Securities Act”). The common stock issued at the closing is subject to piggyback registration rights, following a two-year contractual holding period. The Registrant is relying on an exemption from registration provided under Section 4(2) of the Securities Act, which exemption the Registrant believes is available due to the closely held nature of Apex Home Healthcare’s common stock and the status of Apex Home Healthcare as an “accredited investor” as defined in Regulation D under the Securities Act.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in response to Item 2.01 is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)     Financial Statements of Businesses Acquired. The Registrant intends to file by amendment to this Form 8-K the required audited historical financial statements within the time period as calculated in accordance with Item 9.01(a)(4).

(b)     Pro Forma Financial Information. The Registrant intends to file by amendment to this Form 8-K the pro forma financial information with respect to the transaction described in Item 2.01 within the time period as calculated in accordance with Item 9.01(b)(2).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 28, 2008	ALMOST FAMILY, INC.

By /s/ C. Steven Guenthner
C. Steven Guenthner
Senior Vice President and
Chief Financial Officer